Exhibit 99.1

NEWS RELEASE

■ RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431 P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI reports first quarter 2012 results

PEORIA, ILLINOIS, April 18, 2012 — RLI Corp. (NYSE: RLI) — RLI Corp. reported first quarter 2012 operating earnings of $20.6 million ($0.96 per share), compared to $24.8 million ($1.17 per share) for the first quarter of 2011.

	First Quarter
Earnings Per Diluted Share	2012	2011*
Operating earnings	$0.96	$1.17
Net earnings	$1.30	$1.30

* First quarter 2011 results were revised to reflect the retrospective adoption of a new accounting standard for policy acquisition costs.

Highlights for the quarter included:

•                  23% growth in gross premiums written, including 10% growth driven by Contractors Bonding and Insurance Company (CBIC).

•                  Combined ratio of 89.1.

•                  Underwriting income of $14.9 million.

•                  $7.8 million ($0.24 per share) pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Comprehensive earnings of $38.8 million ($1.80 per share).

“We ended last year on a strong note, delivering our 16th consecutive year of underwriting profit, and are pleased to be off to a solid start in the first quarter by posting a respectable 89.1 combined ratio,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “In addition to growth from our acquisition of Contractors Bonding and Insurance Company, we recognized organic growth across each of our segments.”

“The insurance market is showing signs of moderate pricing improvement, which is encouraging as we look to continue delivering positive underwriting results. From a product, talent and capital perspective, we are well-positioned to benefit from improved market conditions,” said Michael.

Underwriting income

RLI achieved $14.9 million of underwriting income in the first quarter of 2012 on an 89.1 combined ratio, compared to $20.9 million of underwriting income on an 82.0 combined ratio in the same quarter for 2011. Results for 2012 include $7.8 million in favorable development in prior years’ loss reserves, compared to $10.5 million in favorable development in prior years’ loss reserves in 2011. In addition, results for 2012 include increased current accident year loss ratios on contract surety and select casualty lines, as well as increased policy acquisition costs. The increase in policy acquisition costs is due to expansion efforts, the expense for which is accelerated under the recently adopted accounting standard. See page 2 for further discussion.

— more —

The following table highlights annual underwriting income and combined ratios by segment:

Underwriting Income	First Quarter			First Quarter
(in millions)	2012	2011*	Combined Ratio	2012	2011*
Casualty	$0.5	$5.5	Casualty	99.1	89.9
Property	11.9	10.0	Property	74.7	75.4
Surety	2.5	5.4	Surety	90.7	73.5
Total	$14.9	$20.9	Total	89.1	82.0

* First quarter 2011 results were revised to reflect the retrospective adoption of a new accounting standard for policy acquisition costs.

Other income

For the quarter, RLI’s investment income declined 6.2% to $15.3 million, as low interest rates continue to keep reinvestment yields depressed. The investment portfolio’s total return was 2.4% for the quarter. The bond portfolio gained 1.0% in the quarter, and the equity portfolio’s return was 7.6%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $38.8 million for the quarter ($1.80 per share) compared to $33.0 million ($1.55 per share) for the same quarter in 2011. Realized investment gains, net of tax, of $7.4 million in the quarter reflect security sales, which favored a slight reduction in equity exposure and an increase in overall fixed income credit quality.

During the quarter, equity in earnings of unconsolidated investee was $2.9 million compared to $2.6 million from the same period last year. These results are related to Maui Jim, Inc., a producer of premium sunglasses.

Dividend paid in the first quarter 2012

On March 20, 2012, the company paid a dividend of $0.30 per share, its 143rd consecutive quarterly dividend paid to shareholders. RLI’s cumulative dividends, including this recent payment, total more than $350 million paid over the last five years.

Recently adopted accounting standard

As previously disclosed in RLI’s Annual Report on Form 10-K for the year ended December 31, 2011, accounting guidance for deferred acquisition costs incurred by insurance entities changed in 2012 under ASU 2010-26, Financial Services — Insurance (Topic 944) Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

We adopted this new accounting standard, effective January 1, 2012, on a retrospective basis. Our adoption of the new standard resulted in a $40.3 million reduction of deferred policy acquisition costs asset and a $26.2 million decrease to consolidated shareholders’ equity, net of a $14.1 million deferred income tax benefit at December 31, 2011. The adjustment to shareholders’ equity resulted in a reduction in book value of $1.24 per share based on the number of shares outstanding at January 1, 2012.

The new standard affects the timing of the recognition of policy acquisition costs. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are treated as period costs and expensed as incurred, as opposed to being deferred and amortized as the premium is earned. In periods of expansion, the new standard will result in an acceleration of expense recognition. In periods of contraction, the inverse will occur.

Comparative period information for the first quarter of 2011 has been revised to reflect changes resulting from our retrospective adoption of the new accounting standard. The first quarter of 2011 was a period where premium and business were contracting. As a result, the application of the new standard resulted in a $1.9 million decrease in policy acquisition costs recognized in the revised first quarter of 2011 and a corresponding 1.6 point reduction to our revised combined ratio. The revised net earnings increased by $0.06 per share. In contrast, the impact of applying the new standard to the first quarter of 2012 resulted in an increase of approximately $1.6 million in policy acquisition costs recognized, which decreased net earnings by $0.05 per share. The increase in expense was due largely to costs associated with CBIC but was also impacted by investments in expansion of other products. Going forward, the impact of this new standard will vary based on expansion or contraction, as well as changes in business mix.

Non-GAAP measures

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Other news

At 10 a.m. central time (CT) tomorrow, April 19, 2012, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission; including the Form 10-K Annual Report for the year ended December 31, 2011.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. Contractors Bonding and Insurance Company is rated A “Excellent” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Share
	2012	2011
	1st Qtr	1st Qtr
Operating Earnings Per Share	$0.96	$1.17	(1)

Specific items included in operating earnings per share: (2) (3)
• Favorable development on casualty prior years’ reserves	$0.18	$0.23
• Favorable development on property prior years’ reserves	$0.08	$0.05
• Favorable (unfavorable) development on surety prior years’ reserves	$(0.05)	$0.04
• Favorable development on Hurricane Irene	$0.03	—

(1)   First quarter 2011 results revised due to the retrospective adoption of a new accounting standard for policy acquisition costs.

(2)   Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(3)   Reserve development reflects changes from previously estimated losses.

RLI CORP.

2012 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011 (1)	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$137,280	$116,051	18.3%
Net investment income	15,293	16,303	-6.2%
Net realized investment gains	11,416	4,472	155.3%
Consolidated revenue	163,989	136,826	19.9%

Loss and settlement expenses	61,883	46,871	32.0%
Policy acquisition costs	48,197	38,618	24.8%
Other insurance expenses	12,259	9,615	27.5%
Interest expense on debt	1,500	1,512	-0.8%
General corporate expenses	1,987	2,005	-0.9%
Total expenses	125,826	98,621	27.6%

Equity in earnings of unconsolidated investee	2,946	2,616	12.6%

Earnings before income taxes	41,109	40,821	0.7%
Income tax expense	13,071	13,115	-0.3%
Net earnings	$28,038	$27,706	1.2%
Other comprehensive earnings, net of tax	10,776	5,248	105.3%
Comprehensive earnings	$38,814	$32,954	17.8%

Operating earnings: (1)
Net earnings	$28,038	$27,706	1.2%
Less: Realized investment gains, net of tax	7,420	2,907	155.2%
Operating earnings	$20,618	$24,799	-16.9%

Return on Equity:
Net earnings (trailing four quarters)	15.5%	15.8%
Comprehensive earnings (trailing four quarters)	18.8%	17.6%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	21,528	21,285

EPS from operations (2)	$0.96	$1.17	-17.9%
Realized gains, net of tax	0.34	0.13	161.5%
Net earnings per share	$1.30	$1.30	—
Comprehensive earnings per share	$1.80	$1.55	16.1%
Cash dividends per share	$0.30	$0.29	3.4%

Net Cash Flow provided by (used in) Operations	$(3,247)	$17,938	—

(1) Revised due to the retrospective adoption of a new accounting standard for policy acquisition costs.

(2) See discussion of non-GAAP financial measures on page 3.

RLI CORP.

2012 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2012	2011 (1)	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,413,215	$1,406,550	0.5%
(amortized cost - $1,355,893 at 3/31/12)
(amortized cost - $1,345,961 at 12/31/11)
Equity securities	406,399	388,689	4.6%
(cost - $267,495 at 3/31/12)
(cost - $269,400 at 12/31/11)
Cash and cash equivalents	128,757	105,049	22.6%
Total investments and cash	1,948,371	1,900,288	2.5%

Premiums and reinsurance balances receivable	132,352	124,496	6.3%
Ceded unearned premiums	61,998	61,629	0.6%
Reinsurance recoverable on unpaid losses	324,952	353,805	-8.2%
Deferred acquisition costs	51,655	52,105	-0.9%
Property and equipment	19,168	20,104	-4.7%
Investment in unconsolidated investee	53,146	49,968	6.4%
Goodwill and intangibles	60,248	60,482	-0.4%
Other assets	27,060	31,957	-15.3%
Total assets	$2,678,950	$2,654,834	0.9%

Unpaid losses and settlement expenses	1,121,730	1,150,714	-2.5%
Unearned premiums	340,915	341,267	-0.1%
Reinsurance balances payable	52,318	50,861	2.9%
Funds held	111,362	110,555	0.7%
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	43,837	37,867	15.8%
Accrued expenses	42,558	58,883	-27.7%
Other liabilities	37,553	12,053	211.6%
Total liabilities	1,850,273	1,862,200	-0.6%
Shareholders’ equity	828,677	792,634	4.5%
Total liabilities & shareholders’ equity	$2,678,950	$2,654,834	0.9%

OTHER DATA
Common shares outstanding (in 000’s)	21,210	21,162
Book value per share	$39.07	$37.46	4.3%
Closing stock price per share	$71.64	$72.86	-1.7%
Cash dividends per share - ordinary	$1.20	$1.19	0.8%
Cash dividends per share - special	$—	$5.00	—

Statutory Surplus	$763,244	$710,186	7.5%

(1) Revised due to the retrospective adoption of a new accounting standard for policy acquisition costs.

RLI CORP.

2012 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended March 31,

		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2012

Gross premiums written	$84,368		$63,852		$27,798		$176,018
Net premiums written	62,864		47,669		26,025		136,558
Net premiums earned	63,510		46,992		26,778		137,280
Net loss & settlement expenses	38,869	61.2%	16,066	34.2%	6,948	25.9%	61,883	45.1%
Net operating expenses	24,089	37.9%	19,009	40.5%	17,358	64.8%	60,456	44.0%
Underwriting income	$552	99.1%	$11,917	74.7%	$2,472	90.7%	$14,941	89.1%

2011 (1)

Gross premiums written	$65,546		$56,288		$21,489		$143,323
Net premiums written	48,763		43,780		20,092		112,635
Net premiums earned	54,979		40,826		20,246		116,051
Net loss & settlement expenses	30,261	55.0%	14,369	35.2%	2,241	11.1%	46,871	40.4%
Net operating expenses	19,181	34.9%	16,424	40.2%	12,628	62.4%	48,233	41.6%
Underwriting income	$5,537	89.9%	$10,033	75.4%	$5,377	73.5%	$20,947	82.0%

(1) Revised due to the retrospective adoption of a new accounting standard for policy acquisition costs.